Exhibit 7


  Lazard Freres & Co. LLC
  200 West Madison Street
       Suite 2200
Chicago, Illinois 60606-3416
          -------
  Telephone (312) 407-6600
  Facsimile (312) 407-6620


                                                               February 13, 1996

Members of the Board of Directors
Helene Curtis Industries, Inc.
325 North Wells Street
Chicago, IL 60610

Members of the Board:

    We understand that Conopco, Inc. ("Parent", an affiliate of Unilever Group), a wholly-owned subsidiary of Parent ("Merger Sub") and Helene Curtis Industries, Inc. (the "Company") propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Merger Sub will offer to acquire all of the outstanding Common Stock of the Company, par value $.50 per share (the "Common Stock"), in a tender offer at a price equal to $70.00 per share in cash (the "Offer"). The Merger Agreement provides that, following the consummation of the Offer, Merger Sub and the Company will be merged (the "Merger"), with all remaining shares of Common Stock and all shares of Class B Common Stock, par value $.50 per share of the Company (the "Class B Common Stock"), (other than any shares of Common Stock or Class B Common Stock owned directly or indirectly by Parent or the Company and other than shares held by stockholders of the Company who dissent from the Merger and require appraisal of their shares under Delaware law) being converted into the right to receive $70.00 per share in cash. The proposed Offer and Merger collectively are referred to herein as the "Transaction". We understand that in connection with the Transaction, certain stockholders of the Company will, following consummation of the Offer, sell to Merger Sub, at a price of $70.00 per share in cash, such stockholders' Class B Common Stock pursuant to a Stockholder Agreement (the "Stockholder Agreement") to be entered into with Parent and Merger Sub by such stockholders.

    You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of the Company (other than Parent and its affiliates) of the consideration to be received by such stockholders in connection with the Transaction.

    In connection with this opinion, we have:

        (i) Reviewed the financial terms of the Merger Agreement and the Stockholder Agreement;

        (ii) Analyzed certain historical business and financial information relating to the Company;

        (iii) Reviewed various financial forecasts and other data provided to us by the Company relating to its business;

        (iv) Held discussions with members of senior management of the Company with respect to the past and current operations and financial condition of the Company and the business, prospects and strategic objectives of the Company;

        (v) Reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable, in whole or in part, to the business of the Company;
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Lazard Freres & Co. LLC

Members of the Board of Directors
Helene Curtis Industries, Inc.
Page Two

        (vi) Reviewed the financial terms of certain business combinations involving companies in lines of businesses which we believe to be generally comparable to those of the Company, and in other industries generally;

        (vii) Reviewed historical stock prices and trading volumes of the Common Stock; and

        (viii) Conducted such other financial studies, analyses, and investigations as we deemed appropriate.

    In rendering our opinion, we have assumed and relied upon the accuracy and the completeness of the financial and other information provided to us by the Company and have not assumed responsibility for any independent verification of such information or any independent valuation or appraisal of the assets or liabilities of the Company. With respect to financial forecasts, we have assumed that such forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of the Company. We assume no responsibility for, and express no view as to, such forecasts or the assumptions on which they are based.

    In rendering our opinion, we have also assumed that the Offer and Merger will each be consummated on the terms contained in the Merger Agreement, without any waiver of any material terms or conditions by the Company. We have not reviewed any tender offer documents, proxy or information statements or similar documents that may be prepared for use in connection with the Transaction.

    Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the other information made available to us as of, the date hereof.

    Our opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any stockholder of the Company as to whether or not such stockholder should tender his or her shares pursuant to the Offer or as to how such stockholder should vote at the stockholders' meeting held in connection with the Merger. It is understood that, except for inclusion in its entirety in a Schedule 14D-9 relating to the Offer and in a proxy or information statement of the Company relating to the Merger, this letter may not be disclosed or otherwise referred to without our prior written consent, except as may otherwise be required by law or by a court of competent jurisdiction.

    We have acted as financial advisor to the Company in connection with the Transaction. We will receive fees for such services. Such fees are contingent upon the Transaction and will be earned partially upon announcement of the Transaction and partially upon consummation of the Transaction. Our firm has in the past provided investment banking and financial advisory services to the Company and has received customary investment banking and financial advisory fees for rendering such services.

    Based on and subject to the foregoing, we are of the opinion that the consideration to be received by the stockholders of the Company in connection with the Transaction is fair to the stockholders of the Company (other than Parent and its affiliates) from a financial point of view.

                                          Very truly yours,

                                          LAZARD FRERES & CO. LLC


                                          By  /s/ Jeffrey A. Golman
                                             ...................................
                                                     Managing Director

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